Exhibit 23.2

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-115670) and related Prospectus of Arena Pharmaceuticals, Inc. for the registration of its securities and to the incorporation by reference therein of our report dated January 16, 2004, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 15, 2004